Equity replacement agreement

Party 1: Shandong Xinfa Fishery Group Co., Ltd

Residence: Huanghaibei Road, Shidao,Rongcheng

Legal representative: Wang Xiaoqun The chairman of the board

Party 2: Wang Hongli ID card NO. 370633197107307447

Address: shuguangxi 115-403, rongcheng, shandong

Party3: Wang Mingli ID card NO. 370633197102127121

Address: Qinhai garden C 208-301, Taoyuan Street, Rongcheng, Shandong

Party 4: Dalian Xingyuan Marine Fuel Co., Ltd

Adress: Binhaixi Road 21, Xigang District, Dalian, Liaoning

Legal representative: An Fengfen The chairman of the board

Under the principle of consultation on the basis of equality and reciprocity and mutual benefit, according to the law and regulation of P.R.C, on the issue of the equity conversion between parties 1,2, 3 holding the share of rongcheng xinfa petro Co., Ltd (short for " Xinfa company" below) and Party 3,all parties made an agreement as follows:

Actical 1 Introduction of the company

1.1 The company is a registered limited liability company founded on the basis of the law of China; On the day that this agreement is signed, Party 1 holds 60% share of Xinfa company, Party 2 holds 20%; Party 3 holds 20%. The registered capital is 1 million yuan rmb.

1.2 Party 4 is a registered corporation legal person founded in dalian on the basis of the law of China; Now it is preparing for the listed company affairs in accordance with principles of listed company. The registered capital is 60.05 million yuan rmb.

Actical 2 Equity replacement condition

2.1 All the parties agree that the Xinfa company assets is subject to the transfer list that all parties signed. The Xinfa company assets is converted into 11,000,000 yuan rmb. Among which, Party 1 holds 60% of Xinfa company's share which can be converted into 6.6 million yuan rmb; Party 2 and Party 3 hold 40%, 4.4 million yuan. Party 1 agrees to transfer its share to Party 4 in accordance with this agreement. Party 2 and Party 3 agree to transfer its share with an amount of 15% of xinfa company's share which can be converted into 3.3 million yuan to Party 4 in accordance with this agreement. Party 4 agrees to accept it. After this transfer, Party 2 holds 5%, Party 3 holds 5% while Party 4 holds 90% of xinfa company's share.

2.2 All the parties agree that Party 4 replaces its shares, 90% of the company's total amount, which is transferred from Party 1 mentioned above with 9.9 million yuan rmb which can be converted into 2.475 million shares and divides it into two parts, 1.2375 million shares for Party 2, 1.2375 million shares for Party 2. Party 1 's transferee right is divided half-and-half and is transferred separately to Party 2 and Party 3. Party 4 promises that Party 2's 1.2375 million shares and Party 3's 1.2375 million shares are the shares of the listed company and Party 4 should become listed on overseas stock market within two years after this agreement is signed. If not, Party 4 should pay back all the shares it accepted and provide a compensation in accordance with the sale of xinfa company's oil product, 100 yuan rmb per ton, within two years to Party 1, Party 2 and Party 3. this compensation should be distributed according to the

proportion of shares that each Party has transferred.

Article 3 the statement and guarantee of Party 1, Party 2 and Party 3

3.1 Party 1,Party 2 and Party 3 state and guarantee to Party 3 as follows

3.1.1 Party 1 is the corporate legal person founded on the basis of law of China whose existence is effective and has the full capacity of civil conduct to sign and fulfill this agreement. Party2 and Party 3 have full capacity for civil conduct to sign and fulfill this agreement and have been authorized by other property sharers.

3.1.2 the signment, pay, and fulfillment of the agreement by Party 1,Party 2 and Party 3 is legal and effective.

3.1.3 the shareholding of Party 1,Party 2 and Party 3 is complete and true. Party 1,Party 2 and Party 3 has the legal ownership on the supposed transfer share. Before this agreement is signed, Party 1 Party 2 and Party 3 guarantee that he didn't mortgage the supposed transfer share to any other third Party or use it on other purpose. This part of share has no benefit of any other third Party.

3.1.4 Party 1, Party 2 and Party 3 promise Party 4 to provide all the materials, legal document and other necessary documentation about the company and the supposed transfer share which the share transfer Party and the company shareholder should have. These materials should be complete, true and accurate.

3.1.5 the xinfa company doesn't carry any debt. If any, it should be taken by Party 1 Party 2 and Party 3. it has nothing to do with Party 4.

3.2 Party 1,Party2 and Party 3 promise the statement and the surety above is true, accurate and complete from the day when this agreement is signed to the day when this agreement is completely fulfilled

Article 4 the statement and guarantee of Party 4

4.1 Party 4 states and guarantees to Party 1,Party2 and Party 3 as follows:

4.1.1 Party 3 is the corporate legal person founded on the basis of law of China whose existence is effective and has the full capacity of civil conduct to sign and fulfill this agreement

4.1.2 the signment, pay, and fulfillment of the agreement by Party 4 is legal and effective.

4.1.3 with the reasonable requirement of Party 1,Party 2 and Party 3, Party 4 should provide all the necessary agreement, documents related to this transfer in order to fulfill this agreement.

4.1.4 Party 4 has studied carefully the company's assets. Except the transfer list, Party 3 has no right to ask for any other rights.

4.15 Party 4 promises the procedure and content of this replacement is true and legal.

4.2 Party 4 promise the statement and the surety above is true, accurate and complete from the day when this agreement is signed to the day when this agreement is completely fulfilled

Article 5 the fulfillment of this replacement

After the signment of this agreement, all the four parties together deal with the handing over procedure of the properties which are listed in the asset list while dealing with the handing over procedure of all the seals and licenses of the xinfa company and make the handing over staff s confirm by their signature. All the four parties together apply to the commercial administrative

office for the registration change of this share transfer. All parties should cooperate with each other.

5.2 the day when this commercail change of registration, is the end of the replacement

Article 6 fee and tax

6.1 the stamp tax, transfer fee, notarial fee etc related to the replacement are taken by each Party according to the principles of law and regulation.

Article 7 confidentiality agreement

7.1 all the parties should treat this agreement and all the details in this share transfer, all the contacts between each other and the documents as secret. Unless for the purpose of fulfilling this transfer, each Party, without the written-form agree of other parties, has no right to expose documents mentioned above to any other parties. But it is permitted to expose these documents to relevant medium agency, financial institut and regulatory office on the purpose of fulfilling this agreement.

Article 8 responsibility of breach of contrac

8.1 any Party who violate this agreement should take the responsibility of breach of contract and conpensate the loss of the obervant Party.

8.2 if the Party 1, Party 2 and Party3's statement and guarantee are not true, accurate and complete, Party 4 has the right to stop the share transfer in this agreement , require Party 1 and Party 2 to pay back the transferred money and ask for the compensation of the total loss.

8.3 if Party4's statement and guarantee are not true, accurate and complete, Party 1,Party 2 and Party 3 has the right to stop the share transfer in this agreement , require Party 1,Party 2 and Party 3 to pay back the transferred money and ask for the compensation of the total loss.

Article 9 the solution of dispute

9.1 the dispute should be solved via friendly talk; if it doesn't work, each of the parties has the right to accuse to the local court.

Article 10 applicable law

10.1 the law of peope's republic of china.

Article 11 irresistable force

It is not taken as the breach of contract when then agreement can't be fulfilled due to the irresistable force. Each Party doesn't have to take responsibllity for it but to take every possiblity to fix it to reduce the loss.

11.2 the Party who met the irresistable force should inform the other Party in written form and within 15 days, show the irresistable force approval issued by the local notary office and the report about the reason why the agreement can't be fulfilled.

11.3 irresistable force includes: riot, war, unexpected economic disaster, the breaking of transportion or other device, plague, fire, flood, earthquake, hurrcane, tide or other natral disaster and any other event that can't be controled or avoided, including but not limited, the change national law, regulations, government command.

Article 12 severability

12.1 the loss of effectiveness of one Article of this agreement doesn't infulence other Articles. Any Articles that influence the fulfillment of this agreement should be modified on the basis of good faith.

Article 13 the effectiveness, abortion, modification and completement of the agreement

13.1 this agreement becomes effective on the day when it is signed

13.2 this agreement can be aborted under the situation as follows: (1) the agreement has been fully fulfilled. (2) within one year after this agreement is signed, the government inform in written form that this replacement is not permitted; or within one year after this agreement is signed, this replacement is still unfinished. (3) all parties agree to abort it.

13.3 this agreement can be modified in written form. And the modification has the same legal force as the orignal one.

There are 6 copies of this agreement which has the equivalent legal power.